Exhibit 99.1
Dendreon Announces Company Restructuring and Provides Update on PROVENGE

SEATTLE, September 8, 2011 – Dendreon Corporation (Nasdaq: DNDN) today announced restructuring plans, overall cost reductions, and an update on PROVENGE® (sipuleucel-T) sales.

Dendreon reported August gross revenues of approximately $22 million. Dendreon continues to expect modest quarter-over-quarter growth as it works to educate physicians on the improved reimbursement paradigm under the Centers for Medicaid and Medicare Services (CMS) recently established National Coverage Decision (NCD) and issuance of a product specific Q-code.

As of August 31, the company had cash, cash equivalents, and short and long term investments of approximately $600 million dollars. Given the current cash balance and the reduced levels of spending following the restructuring, Dendreon expects to have sufficient cash to enable the company to achieve a cash flow break even position in the United States at an annual run rate of approximately $500 million in revenue.

“PROVENGE provides patients with a clinically meaningful survival benefit, a manageable side effect profile, and a short duration of therapy.  We believe that the improved reimbursement landscape and our comprehensive plan to educate physicians, coupled with the meaningful clinical benefit that PROVENGE provides to patients, creates a strong market opportunity,” said Mitchell H. Gold, MD, president and chief executive officer.  “While the last month has been difficult for our employees, these cost reductions are necessary to ensure the long-term growth of our company, and I am grateful to our dedicated and passionate employees who are the driving force behind Dendreon.”

Recent Announcements:
•	Dendreon reported approximately $22 million in gross revenues in August.
•	Dendreon announced a workforce reduction of approximately 500 employees to align with the shift in the launch trajectory and meet the company’s manufacturing requirements.
•	The total employee-related cost of the restructuring is expected to be approximately $21 million, of which approximately $5 million are non-cash charges related to stock-based compensation.
•
On August 26, 2011, the U.S. Food and Drug Administration (FDA) approved Dendreon’s Atlanta immunotherapy manufacturing facility.  The Atlanta facility is Dendreon’s third manufacturing facility in the U.S.

•	Dendreon announced the departure of Hans Bishop, chief operating officer.
•	Dendreon announced the appointment of John Osborn as executive vice president, general counsel, and secretary.
•	Dendreon announced the appointment of John Johnson to the Board of Directors.

“With the addition of John Osborn as our general counsel and John Johnson as a newly appointed director, we continue to strengthen our management team and Board of Directors,” said Dr. Gold.  “We thank Hans for his service and commitment to Dendreon and wish him well in his future endeavors.”

Conference Call Information
Dendreon will host a conference call on September 8, 2011 at 4:30 p.m. ET.  To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 97761940.  The call also will be audio webcast and will be available from the Company's website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-855-859-2056 or +1-404-537-3406 for international callers; the conference ID number is 97761940.  The replay will be available from 7:30 p.m. ET on September 8 until 11:59 p.m. ET on September 15.  In addition, the webcast will be archived for on-demand listening for 30 days at http://www.dendreon.com.

PROVENGE Indication and Safety
PROVENGE is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company's ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com/ or call 1-877-336-3736.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics.  The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types.  Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010.  Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers.  The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN.  For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties.  Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon’s business and prospects, including progress on the commercialization efforts for PROVENGE.  Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.  Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact Information:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com